FOR IMMEDIATE RELEASE:

SERVICE CORPORATION INTERNATIONAL
EXTENDS OFFER FOR KEYSTONE NORTH AMERICA INC.

HOUSTON, Texas, December 18, 2009 . . .  Service Corporation International (NYSE:  SCI), the largest provider of deathcare products and services in North America, announced today that its wholly-owned subsidiary, SCI Alliance Acquisition Corporation, has extended the expiry time of its offer (the "Offer") dated November 16, 2009 to purchase all of the issued and outstanding common shares in the capital of Keystone North America Inc. ("Keystone").  The expiry time of the Offer has been extended from 5:00 p.m. (Eastern Time) on Tuesday, December 22, 2009 to 5:00 p.m. (Eastern time) on Monday, February 1, 2010.  SCI continues to believe that the transaction is anticipated to close in the first quarter of 2010, subject to customary closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Act.

Keystone shareholders with questions or requests should contact Kingsdale Shareholder Services Inc., the Information Agent in connection with the Offer:

North American Toll Free Phone:  1-866-581-1487
Outside North America, Banks and Brokers Call Collect:  416-867-2272
E-mail: contactus@kingsdaleshareholder.com
Facsimile:  416-867-2271
Toll Free Facsimile:  1-866-545-5580

About Service Corporation International

Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America’s largest provider of deathcare products and services.  At September 30, 2009, we owned and operated 1,250 funeral homes and 364 cemeteries (of which 206 are combination locations) in 43 states, eight Canadian provinces, the District of Columbia and Puerto Rico.  Through our businesses, we market the Dignity Memorial® brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction.  For more information about Service Corporation International, please visit our website at www.sci-corp.com.  For more information about Dignity Memorial®, please visit www.dignitymemorial.com.

Reader Advisory

This announcement is for informational purposes only and does not constitute or form part of any offer or invitation to purchase, acquire, subscribe for, sell, dispose of or issue, or any solicitation of an offer to sell, dispose, issue, purchase, acquire or subscribe for any security.  The Offer is being made exclusively by means of and subject to the terms and conditions set out in the Offer documentation delivered to Keystone shareholders and filed with the Canadian provincial securities regulators.  Keystone shareholders should read these materials carefully as they contain important information, including the terms and conditions of the Offer.  The Offer documentation is available electronically without charge at www.sedar.com.

For additional information contact:

Service Corporation International

Investors: Debbie Young - Director / Investor Relations                                    (713) 525-9088

Media: Lisa Marshall – Managing Director / Corporate Communications       (713) 525-3066